Exhibit 23.1

WHEN THE TRANSACTIONS REFERRED TO IN NOTE 2 OF THE NOTES TO THE COMBINED FINANCIAL STATEMENTS HAVE BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING CONSENT.

Consent of Independent Registered Public Accounting Firm

Senior Management of

Primerica, Inc.:

We consent to the use of our reports dated November 5, 2009 on the combined financial statements of Primerica, Inc. as of December 31, 2008 and 2007 and for each of the years in the three years ended December 31, 2008, and all related financial statement schedules, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports refer to the adoption of the provisions of Statement of Position 05-1, Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, as of January 1, 2007.

Atlanta, Georgia

December 22, 2009